Exhibit 10.1

WARRANT REDEMPTION AND CANCELLATION AGREEMENT

THIS WARRANT REDEMPTION AND CANCELLATION AGREEMENT (the “Agreement”) is made and entered into as of January 22, 2025, by and between Mast Hill Fund, L.P., a Delaware limited partnership (the “Warrant Holder”), and La Rosa Holdings Corp., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Warrant Holder was the owner of a Common Stock Purchase Warrant issued by the Company, dated as of February 20, 2024 (the “February First Warrant”), to acquire 120,000 shares (original amount, before any adjustments) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), which warrant was issued pursuant to the terms of a Securities Purchase Agreement between the Company and the Warrant Holder, dated February 20, 2024 (the “February Purchase Agreement”);

WHEREAS, the Warrant Holder was the owner of a Common Stock Purchase Warrant issued by the Company, dated as of February 20, 2024 (the “February Second Warrant”), to acquire 95,000 shares (prior to any adjustments) of the Common Stock, which warrant was issued pursuant to the terms of the February Purchase Agreement;

WHEREAS, the Warrant Holder is the owner of a Common Stock Purchase Warrant issued by the Company, dated as of April 1, 2024 (the “April First Warrant”), to acquire 150,000 shares (prior to any adjustments) of the Common Stock, which warrant was issued pursuant to the terms of a Securities Purchase Agreement between the Company and the Warrant Holder, dated April 1, 2024 (the “April Purchase Agreement”);

WHEREAS, the Warrant Holder is the owner of a Common Stock Purchase Warrant issued by the Company, dated as of April 1, 2024 (the “April Second Warrant”), to acquire 152,300 shares (prior to any adjustments) of the Common Stock, which warrant was issued pursuant to the terms of the April Purchase Agreement;

WHEREAS, the Warrant Holder was the owner of a Common Stock Purchase Warrant issued by the Company, dated as of July 16, 2024 (the “July First Warrant”), to acquire 53,700 shares (prior to any adjustments) of the Common Stock, which warrant was issued pursuant to the terms of a Securities Purchase Agreement between the Company and the Warrant Holder, dated July 16, 2024 (the “July Purchase Agreement”);

WHEREAS, the Warrant Holder is the owner of a Common Stock Purchase Warrant issued by the Company, dated as of July 16, 2024 (the “July Second Warrant”, and together with April First Warrant and April Second Warrant, the “Warrants”), to acquire 54,200 shares (prior to any adjustments) of the Common Stock, which warrant was issued pursuant to the terms of the July Purchase Agreement;

WHEREAS, as of the date of this Agreement and after all adjustments pursuant to the Warrants, the Warrants are exercisable for 2,446,634 shares of common stock of the Company (assuming a cash exercise of the Warrants) (the “Warrant Shares”);

WHEREAS, the Company and the Holder have agreed that the Warrants shall be redeemed and cancelled upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Redemption and Cancellation of the Warrants. (a) On or before February 3, 2025 (the “Closing Date”), the Company shall pay to the Warrant Holder $379,082.79 (the “Redemption Price”) by wire transfer of immediately available funds to an account designated by the Warrant Holder in consideration of the redemption and cancellation of the 100% of the Warrants. From the date of this Agreement to the Closing Date, the Warrant Holder shall not have a right to exercise all or some of the Warrants partially or in full. Upon the Warrant Holder’s receipt of the Redemption Price on or prior to the Closing Date, the Warrants shall be redeemed, cancelled and terminated in full, and the Warrant Holder shall have no rights under the Warrants and no equity interest in the Company whatsoever by virtue of any warrants (other than to receive shares pursuant to a validly tendered Notice of Exercise given before the date of this Agreement).

(b) If the Warrant Holder has not received the Redemption Price on or prior to the Closing Date, then this Agreement shall automatically be null and void and of no further force or effect.

(c) The Warrant Holder and the Company agree and confirm that the February First Warrant and July First Warrant were fully exercised by the Warrant Holder prior to the date of this Agreement.

(d) The Warrant Holder and the Company agreed and confirm that February Second Warrant was cancelled and extinguished in its entirety pursuant to Section 2(j) of the February Second Warrant due to the full repayment of the Note (as defined in February Second Warrant) prior to the date of this Agreement.

2. Warrant Holder Representations. The Warrant Holder hereby represents and warrants that (a) it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization, (b) it has the requisite power and authority to enter into this Agreement and perform its obligations hereunder; (c) this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding obligation of the Warrant Holder, enforceable in accordance with its terms; (d) it is not subject to or obligated under any provision of its charter or bylaws, or other organizational documents, which would be breached or violated by the execution, delivery and performance by the Warrant Holder of this Agreement and the consummation of the transactions contemplated hereby; (e) the Warrant Holder is the registered owner of the Warrants and possesses good title thereto, free and clear of all liens, charges and encumbrances; (f) the Warrant Holder has been furnished with all the information it deems necessary or desirable to evaluate the merits and risks of redeeming the Warrants as provided herein, and has been given the opportunity to ask questions of and receive answers from the representatives of the Company with respect to this Agreement and the transactions contemplated hereby; and (g) the Warrant Holder is financially sophisticated and able to evaluate the risks and merits of this transaction.

3. Company Representations. The Company hereby represents and warrants that (a) it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization, (b) it has the requisite power and authority to enter into this Agreement and perform its obligations hereunder; (c) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms; and (d) it is not subject to or obligated under any provision of its charter or bylaws or organizational documents which would be breached or violated by the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

4. Arbitration of Claims; Governing Law; and Venue. Section 13 of July Second Warrant shall apply to this Agreement.

5. Further Assurances. The Warrant Holder shall, upon the request of the Company, execute and deliver such documents and take such action reasonably deemed by the Company to be necessary to effectuate the purposes and objectives of this Agreement, at the sole cost and expense of the Company. The Company shall, upon the request of the Warrant Holder, execute and deliver such documents and take such action reasonably deemed by the Warrant Holder to be necessary to effectuate the purposes and objectives of this Agreement, at the sole cost and expense of the Company (not including any attorney fees to be paid by the Warrant Holder).

6. Assignments. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but will not be assignable or delegable by any party hereto without the prior written consent of the other party.

7. Entire Agreement; Amendment. This Agreement contains all of the terms, conditions and representations and warranties agreed upon by the parties hereto relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties hereto, oral or written, respecting such subject matter. No amendment or modification of, or relating to, this Agreement will be effective except by an agreement in writing duly executed by the parties hereto.

8. Counterparts; Deliveries. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered to the other party hereto shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument. Such counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9. Third Parties. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10. SEC Filing. On or before 5:30 p.m., New York time, on January 22, 2025, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement in the form required by the Exchange Act and attaching the form of this Agreement (including all attachments, the “8-K Filing”). After the issuance of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) delivered to the Warrant Holder by the Company, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by this Agreement or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Warrant Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its subsidiaries nor the Warrant Holder shall issue any other press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Warrant Holder, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations.

11. Miscellaneous. This Agreement shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Warrants. Except as specifically modified hereby, all of the provisions of the Warrants, which are not in conflict with the terms of this Agreement, shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:

LA ROSA HOLDINGS CORP.

By:
Name:	Joseph La Rosa
Title:	Chief Executive Officer

WARRANT HOLDER:

MAST HILL FUND, L.P.

By:
Name:	Patrick Hassani
Title:	Chief Investment Officer

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